Exhibit 10.1
Otis Worldwide Corporation
2020 Long-Term Incentive Plan
(As Amended and Restated as of January 1, 2024)
Amended and Restated French Sub-Plan for
Restricted Stock Units
(Effective as of May 27, 2026)
The Otis Worldwide Corporation 2020 Long-Term Incentive Plan, as amended and restated as of January 1, 2024 (the “Plan”) was approved by United Technologies Corporation as the sole shareowner of the Corporation on March 11, 2020 for the benefit of employees, officers, and directors of the Otis Worldwide Corporation (the “Corporation”) or any of its Subsidiaries or Affiliates, including Subsidiaries or Affiliates in France (each, a “French Entity”), in which the Corporation holds, directly or indirectly, at least a fifty percent (50%) voting or profits interest.
This Sub-Plan to the Plan contains the rules that, together with the provisions of the Plan, govern the operation of the Plan insofar as it applies to Awards made to Eligible Individuals employed by a French Entity who are residents in France for French tax purposes and/or subject to the French social security regime (the “French Participants”). The terms of the Plan as modified by this Sub-Plan constitute the “2026 French Qualified Plan.” This Sub-Plan has been established to enable the Restricted Stock Units granted under this Sub-Plan to qualify for the specific French income tax and social security regime applicable in France to “qualified” free-share plans, as may be amended from time to time (the “French Specific Regime”). However, nothing in this Sub-Plan shall be construed as a guarantee or an undertaking by the Corporation or any of its Subsidiaries or Affiliates that such a specific regime will effectively apply.
This Sub-Plan will apply to Participants in the Plan who are or may become subject to French taxation (i.e., income tax and/or social security contributions) on the Restricted Stock Units awarded under the Plan; provided that the Award Agreement evidencing such Award refers to this Sub-Plan.
The terms and conditions of the Plan are modified by this Sub-Plan for France to comply with the provisions of Articles L.225-197-1 to L. 225-197-5 and Sections L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended from time to time, as well as the provisions of Article 80 quaterdecies of the French tax code and L. 242-1, II, 6 of the French social security code. This Sub-Plan shall be construed and operated with that intention.
This Sub-Plan should be read in conjunction with the rules of the Plan. Awards granted under this Sub-Plan are subject to the terms and conditions of the Plan applicable to Restricted Stock Units, except to the extent that the terms and conditions of the Plan differ from or conflict with the terms and conditions set out in this Sub-Plan, in which event, the terms set out in this Sub-Plan shall prevail.
Capitalized terms used herein and that are not defined in Section 1 below shall have the meanings ascribed to such terms in the Plan. Reference to the singular shall include reference to the plural.

Under this Sub-Plan, only Restricted Stock Units shall be awarded to French Participants.
The terms and conditions applicable to the Awards granted under this Sub-Plan are the terms and conditions set out in the rules of the Plan, modified as follows.
1.DEFINITIONS.
1.1.Award
1.2.The term “Award” shall mean Restricted Stock Units (including both performance-based and time-based Restricted Stock Units) granted pursuant to the terms and conditions of the Plan as amended by this Sub-Plan.
1.3.Disability
1.4.The term “Disability” shall mean a disability corresponding to the second or the third categories of Article L.341-4 of the French Social Security Code, as amended, and subject to the fulfilment of related conditions.
1.5.Eligible Individuals
1.6.The term “Eligible Individuals” shall mean current salaried employees, as defined by French labor law, and/or Managing Corporate Officers (mandataires sociaux), as listed in Article L.225-197-1 of the French Commercial Code, of the Corporation, or a Subsidiary having a capital link as defined in Article L.225-197-2 of the French Commercial Code, who are Participants under the terms of the Plan, and who may be awarded Restricted Stock Units pursuant to this Sub-Plan.
1.7.Grant Date
1.8.The term “Grant Date” shall be the date on which the Committee both (i) designates the French Participant and (ii) specifies the terms and conditions of the Restricted Stock Units, including the number of Shares, the vesting conditions and the conditions of the transferability of the Shares.
1.9.Qualified Stock Units
1.10.The term “Qualified Stock Units” shall mean Awards of Restricted Stock Units granted pursuant to this Sub-Plan that qualify under the French Specific Regime.

1.11.Restricted Period
1.12.The term “Restricted Period” shall mean the periods as set forth in Article L. 22-10-59, I of the French Commercial Code, currently (i) the period within thirty (30) calendar days before the announcement of an interim financial report or an end-of-year report that the issuer is required to disclose to the public and (ii) with respect to such persons, any period during which any member of the Board of Directors (conseil d'administration), the Supervisory Board (conseil de surveillance), the Executive Board (directoire), any individual acting as Chief Executive Officer (directeur général) or Deputy Chief Executive Officer (directeur général délégué), or any employee possesses knowledge of inside information (within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and 2004/72/CE of the Commission), which has not been disclosed to the public.
If the French Commercial Code is amended after adoption of this Sub-Plan to modify the definition and/or applicability of the Closed Periods to Awards, such amendments shall become applicable to any Awards granted under this Sub-Plan, to the extent required or permitted by French law.

However, to the extent permitted under French law and in accordance with the French tax administrative guidelines on Closed Periods, which clarify that strict adherence to the French Commercial Code’s Closed Periods is not mandatory when the granting company’s local legislation imposes equivalent restrictions on share disposals, the Corporation reserves the right to apply its own local closed periods provided it determines that these offer comparable safeguards, even if they are not identical to those set out in the French Commercial Code.

1.13.Restricted Stock Units
1.14.The term “Restricted Stock Units” shall mean Awards denominated in Shares, subject to the terms and conditions of the Restricted Stock Units that will be settled in Shares.
2.ELIGIBILITY
2.1.Subject to Sections 2.2, 2.3 and 2.4 below, any French Participant on the Grant Date shall be eligible to receive Awards under this Sub-Plan; provided that such Eligible Individual is (i) employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity or (ii) a Corporate Officer having a management function in the French Entity, as specified under the French Commercial Code (“Managing Corporate Officer” - “mandataires sociaux,” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions).

2.2.Notwithstanding any other provision of the Plan, Restricted Stock Units granted under this Sub-Plan shall not be awarded to any Eligible Individual who is holding Shares representing ten percent (10%) or more of the Corporation’s capital at the date of the award, calculated pursuant to Section L. 225-197-1 of the French Commercial Code, as amended, or who may hold Shares representing ten percent (10%) or more of the Corporation’s capital, calculated pursuant to Section L. 225-197-1 of the French Commercial Code, as amended, due to the award of Restricted Stock Units.
2.3.The aggregate number of Shares underlying the Awards shall not exceed 15% of the Company’s share capital, or such other percentage as may be required by French law or regulations as amended after adoption of this 2026 French Qualified Plan, unless an exception applies authorizing a higher limit.
2.4.Notwithstanding any other provision of the Plan, Restricted Stock Units can only be granted to Managing Corporate Officers (“mandataires sociaux” as listed in 2.1) in such capacity under this Sub-Plan; provided that the conditions of Article L.22-10-60 of the French Commercial Code, as amended, are met.
3.SETTLEMENT OF AWARDS
Notwithstanding any other provision of the Plan and notably Section 2(a)(vii), Section 3(d)(iii) and Section 7, the Awards shall only be settled by delivery of Shares and not in cash.
4.DIVIDEND EQUIVALENTS
Notwithstanding any other provision of the Plan and notably Section 7(b)(ii), the Restricted Stock Units granted under this Sub-Plan shall not give rise to the right to any dividend equivalent or to receive any payment corresponding to the dividends payable on the Common Stock.
5.MINIMUM PERIOD BEFORE WHICH THE TRANSFER OF PROPERTY OF SHARES CAN OCCUR
5.1.Notwithstanding any other provision of the Plan, the Restricted Stock Units granted pursuant to this Sub-Plan shall not vest and the Shares underlying the Awards shall not be transferred to French Participants before the first (1st) anniversary of the Grant Date, except in the event of death as described below in Section 9.
5.2.In the event a French Participant terminates employment with the Corporation or the French Entity before the first (1st) anniversary of the Grant Date for any reason other than death, his or her Restricted Stock Units shall be forfeited and he or she shall have no right to claim for compensation for the loss of his or her Restricted Stock Units and for not being issued and allotted the underlying Shares.
6.SALE AND TRANSFER RESTRICTION PERIOD
6.1.Notwithstanding any other provisions of the Plan, and in the event the Awards vest and the Shares are transferred to the French Participant before the second (2nd) anniversary of the Grant Date, the Shares issued pursuant to such Award shall be subject to a restriction on sale or transfer until the second (2nd) anniversary of the Grant Date, except in any event provided for under French law as an exception to this minimum time period before which the Shares cannot be sold, and notably in the event of Disability and death as described below in Sections 8 and 9.

6.2.Notwithstanding any other provision of the Plan, for Restricted Stock Units granted to Corporate Officers of the Corporation under this Sub-Plan, if any, the Board or the Committee shall, in the applicable Award Agreement, either:
•specify that the Shares underlying the Award granted cannot be transferred to the Participant before the end of the Corporate Officer status of the Participant; or
•determine a minimum quantity of Shares that the Participant shall hold until the cessation of his or her Corporate Officer status.
7.SPECIFIC CLOSED PERIODS DURING WHICH THE SHARES CANNOT BE DISPOSED OF
Notwithstanding any other provision of the Plan, once definitively delivered, Shares may not be disposed of within the Restricted Period.
8.DISABILITY
In the event of Disability of a Participant before the first (1st) anniversary of the Grant Date, Restricted Stock Units shall remain outstanding and continue to vest pursuant to the terms of this Sub-Plan. Notwithstanding any other provision of the Plan, in the event of Disability of a Participant during the sale restriction period, Shares delivered shall not be subject to the restriction on the transfer of Shares that would otherwise apply pursuant to Section 6 and shall become immediately disposable.
9.TRANSFER TO HEIRS
Notwithstanding any other provision of the Plan, in the event of death of a Participant, all Restricted Stock Units that are not vested at that time immediately will become vested in full, and the Corporation shall issue the underlying Shares to the Participant’s heirs; provided that such request is made within six (6) months following such death. Shares delivered shall not be subject to the restriction on the transfer of Shares that would otherwise apply pursuant to Section 6 and shall become immediately disposable.
10.EXCHANGE OF SHARES DURING THE SALE RESTRICTION PERIOD
In the event of an exchange of Shares resulting from a public offer, a merger, a spin-off, a stock-split or a reverse stock split operation performed during the sale restrictions described in Section 6 above, such sale or transfer restrictions, if any, remain applicable to the Shares received in the exchange for the time period remaining at the date of the exchange.
11.ADJUSTMENTS AND CHANGE IN CORPORATE STRUCTURE
Without limiting the generality of Section 3(d) of the Plan, which shall apply to Awards under this Sub-Plan, the Corporation may, at its sole discretion, make adjustments to the number of Awards, as well as the number of Shares to be delivered in the following circumstances:
(i)in cases that would be authorized or rendered compulsory under French law; and
(ii)in the event of operations performed on the share capital of the Company before the delivery of the Shares, in which cases, the Committee is authorized to adjust the number of Shares to be delivered but only in order to protect the rights of the Participant and to guarantee the neutrality of such operations.

Nevertheless, the Committee, at its discretion, may decide to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Restricted Stock Units may no longer qualify as Qualified Stock Units and the specific tax and social security treatment may be lost.
Assumption or substitution of the Restricted Stock Units in case of a corporate transaction as well as an acceleration of vesting or waiver of holding period, if any, or any other mechanism implemented upon a merger or change of control, or in any other events, may result in the Restricted Stock Units being no longer qualifying as Qualified Stock Units and the specific tax and social security treatment may be lost.
12.INTERPRETATION
It is intended that Awards granted under this Sub-Plan may qualify for the French Specific Regime and in accordance with the relevant provisions set forth by French tax and social security laws, notably Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 and L. 22-10-60 of the French Commercial Code as amended from time to time. The terms of this Sub-Plan shall be interpreted accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations, if applicable.
13.TAX TREATMENT
The failure or inability of any grant of Restricted Stock Units pursuant to this Sub-Plan to qualify for the French Specific Regime for any reason shall not, under any circumstances, entitle a French Participant or his or her heirs to make any claims for damages, additional compensation, other benefit or payment of taxes owed or otherwise. The obligation and responsibility to determine, report and to pay any French taxes that may apply to the French Participant shall be and remain the sole responsibility of the individual Participant and not the Corporation or any Affiliate. Notwithstanding anything to the contrary hereinabove, the Corporation makes no warranty or representation that any particular tax regime or rate of taxation will be applicable to the Restricted Stock Units. The French Participant should consult with such advisors as he or she deems appropriate to determine the tax treatment applicable to the Award.
14.NO RIGHT TO EMPLOYMENT
The adoption of this Sub-Plan shall not confer upon the French Participants any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees. The Awards will not be considered part of the employee’s salary or compensation package.
15.PARTICIPANT ACCOUNT
The Shares delivered under this Sub-Plan shall be recorded in an account in the name of the Participant with the Corporation or a broker or in such manner as the Committee may otherwise determine to ensure compliance with this Sub-Plan.
16.NON-TRANSFERABILITY OF THE AWARD
Notwithstanding any other provision of the Plan, Awards granted under this Sub-Plan shall not be transferred or otherwise disposed of, except in the event of death as described above in Section 9.

17.SEVERABILITY
The terms and conditions provided in this Sub-Plan are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.ADOPTION
This Sub-Plan was adopted by the Committee effective as of May 27, 2026 and shall succeed the Sub-Plan approved by the Committee on March 11, 2020, according to the authorization given by United Technologies Corporation as the sole shareowner of the Corporation on March 11, 2020.